Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 62 to the Registration Statement (Form N-1A, No. 2-74191) of Federated Government Income Securities, Inc., and to the incorporation by reference of our report, dated April 25, 2016, on Federated Government Income Securities, Inc. included in the Annual Report to Shareholders for the fiscal year ended February 29, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 25, 2016